THE CODE OF CONDUCT AND INTERPRETIVE GUIDANCE

July 2007

Dear Colleague:

The creation of The Bank of New York Mellon Corporation merges two companies that have long shared similar values and reputations for integrity and excellence in everything that they do. As we shape our new company, we intend to build on the proud histories and reputations of both organizations. Building on this reputation for honesty, accountability and transparency is absolutely essential to achieving our goal of making The Bank of New York Mellon the most trusted global leader in asset management and securities servicing.

It is the responsibility of every employee to ensure that we serve our clients, co-workers and shareholders by applying the highest standards of ethics and compliance to everything we do. Please understand that this is extremely important to me and our new company. Our new Code of Conduct provides the framework that allows us to maintain the highest possible standards of professional conduct. It should serve as a guide to doing what is right, helping you make the right decisions when questions of ethics arise in the normal course of business and providing you with the standards to which you are expected to adhere.

Employees must apply the principles of the Code of Conduct in all of their business dealings and in every aspect of their employment at The Bank of New York Mellon. As an employee of The Bank of New York Mellon or any of its subsidiaries, you should read the Code and become familiar with its content. We must follow the Code to protect our most valuable asset – our reputation. Annually, some employees will be required to certify and attest to compliance with the Code.

Every employee is responsible for speaking up when they see something that doesn’t seem right. You can do so by reporting your concern to your manager, or by calling – anonymously if you wish – the Employee Ethics Help Line or the Ethics Hot Line (Ethics Point, an independent hotline provider). The numbers are included in the Code of Conduct. You can also e-mail the Ethics Office at ethics@bnymellon.com or visit www.ethicspoint.com to report concerns.

All of our stakeholders expect The Bank of New York Mellon employees to conduct business in full compliance with all laws and regulations and in accordance with the highest possible standards of ethical conduct. Together, we will work to establish The Bank of New York Mellon’s reputation as a company that does business with the utmost integrity, creating a new world-class company of which we can all be justifiably proud.

Bob Kelly

Chief Executive Officer

THE CODE OF CONDUCT AND INTERPRETIVE GUIDANCE

Key Comment	Who should read this?

In all of the decisions you make and actions you take on behalf of the Company, you must adhere to the highest standards of integrity and ethical behavior, and you must comply with all applicable laws, regulations, Company policies and procedures.

All employees.

THE CODE OF CONDUCT AND INTERPRETIVE GUIDANCE

I.	INTRODUCTION

The Bank of New York Mellon Corporation (the Company) has a long, proud history and a well-deserved reputation for honesty and accountability. Our good name and the trust and confidence that our shareholders and customers place in us can only be maintained by continued adherence to high standards of conduct. Integrity is one of our core values and, accordingly, the Company has always placed utmost importance on operating in a highly ethical manner. These ethical principles are captured in our Code of Conduct (The Code) and explained more fully in the accompanying Interpretive Guidance, which also provides information concerning how to apply The Code to certain business situations. Each employee and director of the Company and its majority-owned subsidiaries is required to contribute to our leadership position through a personal commitment to follow the principles expressed in The Code.

Every employee is required to read The Code and the Interpretive Guidance. All managers are required to ensure that all of their staff members understand and recognize their responsibility to comply with The Code, to the extent that the principles apply to the performance of the staff member’s job responsibilities. Managers are also expected to promote a culture of compliance and ethics to help protect the Company from financial and reputational losses.

The Code has been drafted to conform to applicable legal and regulatory requirements; however, The Code is not a substitute for, or a complete summary of, the broad range of legal and regulatory requirements applicable to the Company or the functions each employee may perform. Employees must adhere fully to the legal and regulatory requirements of all applicable laws and regulations, including, for example, the Bank Secrecy Act, the Bank Bribery Act, the Foreign Corrupt Practices Act, Sections 23A and 23B of the Federal Reserve Act (Regulation W), Federal Reserve Regulation O, the Securities Exchange Act, the Gramm-Leach-Bliley Act, the Sarbanes-Oxley Act of 2002, Federal Fair Lending Laws, the Fair Credit Reporting Act, the Community Reinvestment Act, U.S. Economic Sanctions Laws and Regulations, the USA PATRIOT Act, Antitrust Laws, the Bank Holding Company Act—Laws and Regulations Regarding Tie-In Arrangements, U.S. Antiboycott Laws and Regulations, the Employee Retirement Income Security Act of 1974 (ERISA), Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, and the Uniform Services Employment and Reemployment Rights Act.

A brief description of these U.S. laws and regulations is provided in Exhibit A, and the applicable requirements have been incorporated in greater detail in various Company and line-of-business policies.

Employees who believe that any provisions of this document are inconsistent with laws or regulations in their jurisdiction of employment should consult with the General Counsel. In certain jurisdictions or lines of business, different or more restrictive policies and procedures may be applicable. In such cases, employees are expected to follow the additional or unique policies, procedures, laws, and regulations applicable to their specific location.

The Code provides guidance and instructions to ask questions, report situations (e.g., potential conflicts), obtain approvals, and report suspected violations. A summary of these instructions is provided in Exhibit B.

IMPORTANT: Employees must report situations and request all approvals, as required by the Code, via the Code Reports and Permissions Database (CODE RAP) which are summarized in Exhibit B. Employees without access to CODE RAP should consult with their manager for instructions on how to submit a report or request.

In all business transactions customers, shareholders, regulators, employees, and others rely on the integrity of the Company and its staff members who make decisions and exercise judgment. Conflicts of interest may unduly influence decisions and judgments and lead to improper conduct by the Company or its employees. Consequently, any conflict of interest, or the appearance thereof, must be identified and addressed by appropriate parties, as further described in this document and in the Company’s Policy on Conflicts of Interest.

Any references herein to the Chief Executive Officer, the General Counsel, the Chief Compliance and Ethics Officer or the Director of Human Resources shall mean that individual or their designee.

II.	THE CODE OF CONDUCT (The Code)

Our Code of Conduct provides the framework to maintain the highest standards of professional conduct. The Code of Conduct is a statement of the Company’s values and ethical standards, and all employees and directors are required to adhere to its principles to ensure that we protect our most valuable asset, the reputation of The Bank of New York Mellon Corporation and its subsidiaries (the Company).

Through the Code of Conduct, we are guided by the following principles:

•	Compliance with all applicable laws, regulations, policies and procedures is essential to our success and is required of every employee and director.

•	All of our decisions and acts are proper, in terms of our own sense of integrity and how these acts might appear to others.

•

Our interactions with present or prospective customers, suppliers, government officials, competitors, and the communities we serve comply with applicable legal requirements and follow the highest standards of business ethics.

•	We are honest, trustworthy, and fair in all of our actions and relationships with, and on behalf of, the Company.

•	Our books and records are maintained honestly, accurately, and in accordance with acceptable accounting practices.

•	We avoid situations in which our individual personal interests conflict, may conflict or may appear to conflict with the interests of the Company or its customers.

•	We secure business based on an honest, competitive market process, which contributes to the Company’s earnings by providing customers with appropriate financial products and services.

•	We maintain the appropriate level of confidentiality at all times with respect to information or data pertaining to customers, suppliers, employees or the Company itself.

•	We protect and help maintain the value of the Company’s assets, including facilities, equipment, and information.

•	We act professionally and respect the dignity of others.

•	We contribute to the effectiveness of the Code of Conduct by notifying management, or the non-management directors, whenever violations or possible violations are observed or suspected.

Employees and directors must apply the principles of the Code of Conduct in all of their business dealings and in every aspect of their employment by, or directorship of, the Company. The principles apply to all forms of communication, including voice, written, e-mail, and the Internet.

Employees and directors must consider their actions in light of how they might be interpreted by others and whether they are behaving appropriately and performing in the best overall interests of the Company. Compliance with the spirit and the letter of the Code of Conduct is critical and required.

The Code of Conduct is set forth below. More extensive direction to help employees understand and apply the principles of the Code of Conduct is provided in the Interpretive Guidance, which is also required reading for all employees.

THE CODE

Avoiding Conflicts of Interest

Employees and directors must make all business decisions for the Company free of conflicting outside influences. Employee and director conflicts of interest, or potential conflicts of interest, must be identified and addressed appropriately. Employees are subject to restrictions with respect to compensation offered and received, gifts and entertainment presented and received, personal fiduciary appointments, acceptance of bequests, outside employment and other affiliations, signing authority on accounts at the Company, and holding a political office. Employees are required to disclose conflicts and potential conflicts in the above categories, as well as conflicting or potentially conflicting relationships with customers, prospects, suppliers, and other employees. Senior managers must review disclosures and determine whether individual employee situations are acceptable because they do not present a conflict of interest for the Company. Directors are required to disclose their potential conflicts of interest to the Chief Executive Officer or the General Counsel for their review.

Proper Use and Care of Information and Proper Record Keeping

The Company recognizes its obligation to shareholders, customers, and employees to ensure the protection, confidentiality, and integrity of all forms of data and information entrusted to it; employees and directors must maintain this confidentiality, even after they leave the Company. Employees and directors must also prevent misuse of confidential information, such as improper insider trading, trading upon material non-public information, and disclosing confidential information.

All entries made to books and records must be accurate and in accordance with established accounting and record-keeping procedures and sound accounting controls. Books and records must also be retained, as required, to comply with document retention requirements. Periodic reports submitted to the Securities and Exchange Commission, other regulators, management, and the public must reflect full, fair, accurate, timely, and understandable disclosure of the Company’s financial condition.

THE CODE (continued)

Dealings with Customers, Prospects, Suppliers, and Competitors

All dealings with customers, prospects, suppliers, and competitors must be conducted in accordance with law and on terms that are fair and in the best interests of the Company. Decisions concerning placement of the Company’s business with current or prospective customers and suppliers must be based solely on business considerations. Employees and directors must not allow personal relationships with current or prospective customers or suppliers to influence business decisions. Each employee who conducts business with customers, and who approves or can influence customer transactions must read and comply with the Company’s Know Your Customer Policies and Procedures. Employees must be mindful of potential or actual conflicts of interests, inside or outside of the Company, that may influence business decisions or otherwise interfere with the performance of their particular responsibilities at the Company and their duties to customers. Employees must comply with all laws and regulations pertaining to anti-money laundering, record keeping, antitrust, fair competition, anti-racketeering, and anti-bribery applicable in the United States or non-U.S. locations where the Company does business.

Doing Business with the Government

The Company conducts business with various national and local governments and with government-owned entities. While employees must always follow the highest standards of business ethics with all customers, employees should be aware that there are special rules that apply to doing business with a government. Some practices that are acceptable when a private company is the client, such as nominal gifts or entertainment, may cause problems, or in some cases be a violation of a law, when working with governments or government agencies. All employees and directors involved in any part of the process of soliciting from or providing service to a government entity have special obligations to follow Company policies regarding “Doing Business with the Government.” These policies also apply in circumstances where employees are supervising the work of third parties, such as consultants, agents or suppliers. Employees who have responsibilities for recruitment or hiring decisions must follow applicable laws regarding hiring former government officials, their family members or lobbyists.

Treating People Fairly and with Respect

It is the Company’s policy to treat people fairly and with respect. All employees and directors must deal with present and prospective customers, suppliers, visitors, and other employees without any discrimination because of race, color, creed, religion, sex, national origin, ancestry, citizenship status, age, marital status, sexual orientation, physical or mental disability, veteran status, liability for service in the Armed Forces of the United States or any other classification prohibited by applicable law. Managers must create an environment free of hostility, harassment, discrimination, and intimidation. Managers and other employees who violate laws or the Company’s policies requiring fairness and respectful treatment of others are subject to consequences that may include disciplinary action up to and including termination of employment. Any employee or director who believes that he or she has been the subject of harassment or discrimination, or who believes that an act of harassment or discrimination has occurred with respect to another employee or director, is encouraged to report the perceived violation.

THE CODE (continued)

Compliance with the Law

Employees and directors of the Company must not participate in any illegal or criminal activity. Any employee who has been formally accused of, convicted of or pleaded guilty to a felony, or has been sanctioned by a regulatory agency must report immediately such information in writing to the Director of Human Resources. Employees and directors must also respond to specific inquiries from the Company’s independent public accounting firm and the Company’s regulators. Employees and directors must protect the Company’s assets in whatever ways are appropriate to maintain their value to the Company. Employees and directors must take care to use facilities, furnishings, and equipment properly and to avoid abusive, careless, and inappropriate behavior that may destroy, waste or cause the deterioration of Company property.

Employees should be aware of the laws and regulations applicable to the Company. These include, for example, the Bank Secrecy Act, the Bank Bribery Act, the Foreign Corrupt Practices Act, Sections 23A and 23B of the Federal Reserve Act (Regulation W), Federal Reserve Regulation O, the Securities Exchange Act of 1934, the Gramm-Leach-Bliley Act, the Sarbanes-Oxley Act of 2002, Federal Fair Lending Laws, the Fair Credit Reporting Act, the Community Reinvestment Act, U.S. Economic Sanctions Laws, the USA PATRIOT Act, Antitrust Laws, the Bank Holding Company Act—Laws and Regulations Regarding Tie-In Arrangements, U.S. Antiboycott Laws and Regulations, the Employee Retirement Income Security Act of 1974 (ERISA), Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, and the Uniform Services Employment and Reemployment Rights Act, all of which are summarized in the Appendix A of the Code of Conduct. Training is conducted to ensure that key managers are familiar with these laws and regulations and understand their responsibility to promote compliance by their staff members.

Every possible situation cannot be anticipated in the Code of Conduct, so employees, or directors, who are uncertain about any aspect of the Code of Conduct or how it should be applied or interpreted, are encouraged to discuss the question with their manager, the Chief Compliance and Ethics Officer, the General Counsel or the Director of Human Resources. An employee or director who compromises or violates the law, and any employee who violates the Company’s policies relating to the conduct of its business or the ethical standards contained in the Code of Conduct, is subject to corrective action, up to and including dismissal from employment or directorship at the Company and, in some cases, may also be subject to criminal or civil proceedings under applicable laws.

The Code of Conduct is published on the Company’s Intranet site that is accessible to most employees. The Company also distributes a copy of the Code of Conduct annually to each employee either electronically or in hardcopy. Managers must review the Code of Conduct annually with their staff members. The Code of Conduct is also included in the materials given to new employees by Human Resources. Certain employees are required to annually complete a Code of Conduct Questionnaire and Affiliation Record and to certify that they recognize their responsibility to comply with the Code of Conduct. Managers must review the Questionnaire and Affiliation Record responses of employees on their staff and determine whether they are satisfactory, require further review by more senior managers or require corrective action.

Material changes to the Code of Conduct will be communicated to employees and directors promptly. Waivers of Code of Conduct requirements for executive officers and directors of the Company will be considered and, if appropriate, granted by the Board or a Board committee and disclosed.

III.	SEEKING HELP OR REPORTING VIOLATIONS OF THE CODE

All employees and directors are encouraged strongly to assist management in its efforts to ensure that the Code of Conduct is being followed by all employees (i.e., colleagues, staff members and superiors) and directors. Employees or directors observing or suspecting a breach of the Code of Conduct or any law, regulation or other Company policy by another employee or director in connection with that other employee’s or director’s conducting business for the Company, must report the breach and describe the circumstances to management or to the non-management director designated to receive complaints via mail or e-mail. Alternatively, the observing or suspecting employee or director can call the Employee Ethics Help Line or the Ethics Hot Line (Ethics Point), both of which allow for anonymous communication.

All reports are treated as confidential to the extent consistent with the appropriate investigation. Senior officers or the non-management director will investigate all matters reported and determine whether remedial action and notification to regulators or law enforcement is appropriate. Failure to fully cooperate with an internal investigation may result in disciplinary actions up to and including termination. Retaliation of any kind against any employee or director who makes a good faith report of an observed or suspected violation of the Code of Conduct or any law, regulation or Company policy is prohibited. All employees must respect the need for enforcement of the Code of Conduct and the importance of the disclosure of suspected violations.

Options for Reporting

Reports of suspected or actual breaches of law, regulation or the Code of Conduct may be made to the employee’s manager, a more senior manager in the business, the Chief Compliance and Ethics Officer, the General Counsel or the Director of Human Resources. Such reports may be made orally or in writing and will be treated as confidential to the extent consistent with appropriate investigation and remedial action. Reports can also be made via email at ethics@bnymellon.com or by calling the Company Ethics Help Line using the following phone numbers:

•	United States and Canada: 1-888-635-5662

•	Europe: 00-800-710-63562

•	Brazil: 0800-891-3813

•	Australia: 0011-800-710-63562

•	Asia: 001-800-710-63562 (except Japan)

•	Japan: appropriate international access code + 800-710-63562

•	All other locations: call collect to 412-236-7519

If desired, employees may call the Ethics Help Line anonymously, as calls to the Ethics Office do not display a caller’s identification.

If employees are uncomfortable speaking with a representative of the Company directly, they may choose to contact the Ethics Hot Line (Ethics Point), an independent hotline administrator, via the web at http://www.ethicspoint.com (the site is hosted on Ethics Point’s secure servers and is not part of the Company’s web site or intranet) or by calling the Ethics Hot Line (Ethics Point) at:

•	United States and Canada: 1- 866-294-4696

•	Outside the United States dial the following AT&T Direct Access Number for your country and carrier, then 866-294-4696

•	United Kingdom: British Telecom 0-800-89-0011; C&W 0-500-89-0011; NTL 0-800-013-0011

•	India 000-117

•	Brazil: 0-800-890-0288

•	Ireland: 1-800-550-000; Universal International Freephone 00-800-222-55288

•	Japan: IDC 00 665-5111; JT 00 441-1111; KDDI 00 539-111

•	Australia: Telstra 1-800-881-011; Optus 1-800-551-155

•	Hong Kong: Hong Kong Telephone 800-96-1111; New World Telephone 800-93-2266

•	Singapore: Sing Tel 800-011-1111; StarHub 800-001-0001

Reports may also be made to an independent Director of the Board who has been designated to receive such reports. Employees may contact the independent Director via mail addressed to The Bank of New York Mellon Corporation, Church Street Station, P.O. Box 2164, New York, New York 10008-2164, Attn: Non-Management Director, or via e-mail to non-managementdirector@bnymellon.com.

IV.	INTERPRETIVE GUIDANCE TO THE CODE

A.	CONFLICTS OF INTEREST

A conflict of interest is any situation in which there are competing personal and/or professional interests. When employees are in such situations, it is difficult to objectively fulfill their job duties and their loyalty to the Company may be compromised. Every business decision made by employees must be in the best interest of the Company and not for their own personal gain or benefit. As such, employees may not engage in any activity that creates, or even appears to create, a conflict of interest between them and the Company. Even if the conflict does not create an improper action, the existence of a conflict of interest can create an appearance of impropriety and can damage the Company’s reputation. Therefore, any employee who believes that they have, or may be perceived to have, a conflict of interest, must disclose that conflict to their manager and to the Compliance Department. Employees are expected to cooperate fully with all efforts to resolve any such conflicts.

1.	Gifts, Entertainment and Other Payments

Refer to the Company’s Policy on Gifts and Entertainment and Other Payments for specific restrictions and requirements required in connection with the receipt and presentation of gifts, entertainment and other payments. All reports and requests for approval must be made through CODE RAP.

a.	Receipt of Gifts and Entertainment

All placements of Company business and acceptance of business by the Company must be awarded purely upon business considerations. Except as permitted by Company policy, an employee must never request or accept anything of value from any person or entity for directing Company business to such person or for accepting business on behalf of the Company.

The Company prefers that its employees and their Immediate Family Members not accept gifts from current or prospective customers, suppliers, prospects or competitors. (See Section IV.A.2—Personal Conflicts of Interest for the definition of Immediate Family Members.)

Receipt of cash gifts, checks or cash equivalents (e.g., gift certificates and gift cards that are convertible into cash, and gift certificates and gift cards that are not directly associated with a retailer) is prohibited. These gifts are always inappropriate and must never be accepted.

Employees should only accept the type of entertainment that they believe would be deemed appropriate by senior management. Entertainment may only be accepted if it is not excessive, is of the nature that would not bring reputation damage to the Company, and the employee is certain that no conflict of interest issues are raised by the entertainment.

b.	Presentation of Gifts and Entertainment

In situations where the Company is to present a gift, entertainment or other accommodation to a present or prospective customer, supplier, prospect or competitor, employees must use careful judgment to determine whether the matter is handled in good taste and without excessive expense. Except as permitted by Company policy, an employee must never offer, give or promise anything of value to any person or entity in any manner in the course of seeking or retaining business for the Company.

An employee must never make any secret or illegal payments, bribes or other similar payments in any form whatsoever under any circumstances. In particular, employees may not authorize, offer or make payments of anything of value, directly or indirectly, to any foreign official, foreign political party, foreign political candidate, or any officer of a public international organization, in order to obtain, retain or direct business, or to secure an improper advantage, unless the employee has consulted with the Legal Department to ensure any such payments do not violate the Foreign Corrupt Practices Act. (Refer to applicable Company policies).

The presentation of cash gifts, checks or cash equivalents (as described above) by an employee on behalf of, or in the name of, the Company is inappropriate and prohibited.

Employees with any questions concerning the permissibility of gifts, entertainment or other payments should consult with the Compliance or Legal Departments.

2.	Personal Conflicts of Interest

An employee must not represent the Company in any transaction if the personal or related interests of the employee or their Family Members (see Note below for definition of Family Members) might affect the employee’s ability to represent the Company’s interest fairly and impartially. If a situation arises that could be considered an actual or potential conflict of interest, the employee must report immediately the circumstances surrounding the situation to the Compliance Department, which will determine what, if any, further review or action is required. Such reports should be made through CODE RAP.

NOTE: Unless otherwise stated herein, Family Members include (1) all Immediate Family Members, which includes spouse, children (including stepchildren, foster children, sons-in-law and daughters-in-law), grandchildren, parents (including stepparents, mothers-in-law and fathers-in-law), grandparents and siblings (including brothers-in-law, sisters-in-law and step brothers and sisters), adoptive relationships, or a closely associated person who has assumed the responsibility normally shouldered by immediate family or for whom one has accepted such responsibility, and (2) Other Family Members, which includes aunt, uncle, first or second cousin, niece and nephew.)

Employees may not handle transactions as a representative of the Company when such transactions are for their own personal account or for accounts of their own Family Members or other persons with whom they have a close personal relationship. Employees may handle transactions involving another employee, a person known to be a member of the other employee’s family or a person with a close personal relationship to the other employee, as long as those transactions conform to Company programs and policies and are conducted on the same terms available to others. When such transactions are beyond the scope and size of usual and ordinary personal financial transactions, the employees who represent the Company in handling those transactions must refer them to a more senior level of management.

Personal Relationships of any kind with other employees, whether conducted on or off premises, must not result in a conflict, or the appearance of a conflict, with the Company’s interests or policies. In addition, family members, as defined in the applicable Human Resources policies, are generally not permitted to work within the same business unit or to be in a position to control compensation decisions for, or influence transactions carried out by, other employees who are family members. Any apparent or potential conflicts that arise must be reported to the appropriate level of management and the Human Resources Manager immediately. These reports will be evaluated for propriety against the interests of the Company and any conflicts present must be eliminated. Employees who are uncomfortable reporting a conflict to their manager should report them to the Chief Compliance and Ethics Officer.

Employees are required to disclose to their Supervisor and Human Resources Manager the existence of a familial relationship as soon as that relationship occurs. (Refer to Section IV - F.3 - Personal Relationships with Other Employees and applicable Human Resources policies, which discuss dealings between employees, including borrowing, lending, and gifts.)

Employees are subject to restrictions in connection with exercising signing authority over personal and business (for-profit and not-for-profit) accounts maintained at the Company. (Refer to the Company’s Policy on Employee Signing Authority for such restrictions and requirements necessary to be reported via CODE RAP.)

Every possible conflict an employee might incur with the Company or with the Company’s customers, suppliers or competitors cannot be specifically addressed in the Code and, therefore, employees must discuss individual situations with their managers and take appropriate steps to ensure that these situations are being reported and addressed. Such reports should be made through CODE RAP.

3.	Fiduciary Appointments and Bequests

Generally, an employee may act as a fiduciary for Family Members or long-standing personal friends if the situation clearly does not present a conflict with the Company’s interests and the employee receives no compensation. Employees may not act as a fiduciary (trustee, executor, etc.) in situations involving customers, prospects, other employees or any other person who might present a conflict of interest, or when compensation is received, unless the fiduciary appointment has been approved by the Chief Compliance and Ethics Officer and the Chief Executive Officer. Employees must be aware that certain fiduciary appointments may have legal requirements that may require the approval of the either the Board of Directors of the Company or one of its subsidiary Board of Directors.

Employees are not permitted to accept a bequest granted under the will or trust instrument of a customer of the Company, except when such bequest is from a Family Member of the employee or permission to do so has been granted by the Chief Compliance and Ethics Officer. Requests for permission must be made through CODE RAP, as prescribed in Exhibit B, and should describe the customer’s relationship with the Company and the employee, and all other relevant circumstances.

4.	Outside Affiliations, Outside Employment, and Certain Outside Compensation Issues

Employees may not accept outside employment as a representative who can prepare, audit or certify statements or documents pertinent to the Company’s business. The Company may restrict its employees from participating in certain outside interests. Restrictions in connection with employee ownership of privately held for-profit businesses; service as a director, trustee, officer or partner of a for-profit business; service as a director, trustee, officer, or owner of a not-for-profit organization; outside employment situations; political appointments and elected office; and compensation received in connection with certain other situations are detailed in the Company’s Policy on Outside Affiliations, Outside Employment, and Certain Outside Compensation Issues. All approvals and reporting required must be made through CODE RAP in accordance with Company policy.

5.	Disclosure of Relationships and Transactions

The details of all relationships and transactions among the Company, its customers, suppliers, and others with whom it does business must be disclosed fully to the Company and other appropriate parties. No secret agreements or side arrangements can exist between the Company, an employee or his or her close personal relationships, a customer of the Company, suppliers, or other third parties concerning relationships and transactions with customers or suppliers. All details of the Company’s relationships and transactions with customers, suppliers, and others with whom it does business or transacts for its own account must be entered in its records.

B.	PROPER USE AND CARE OF INFORMATION AND PROPER RECORD KEEPING

1.	Proprietary Information; Intellectual Property

Unless duly authorized to reveal information in accordance with policies and procedures of the Company, an employee must keep confidential, and not divulge to others, information or data concerning the business or transactions of the Company, or its present, former or prospective customers, suppliers or employees (i.e., Proprietary Information). Proprietary Information includes, but is not limited to, reports, analyses, financial data, analytical models, customer lists, customer account and transaction history information, Company policies and manuals, employee records, and information about products, services, methods, systems, software, technology, security, business plans, pricing methods, marketing strategies, and employees.

Within the Company, access to Proprietary Information must be limited to those persons whose duties require and permit them to have access to that information. Persons receiving Proprietary Information are also responsible for maintaining its confidentiality. All customer information should be treated as highly sensitive and may be disclosed only in authorized circumstances and in accordance with applicable laws (e.g., the Gramm-Leach-Bliley Act and the Fair Credit Reporting Act) and policies of the Company. Inappropriate disclosure of customer information may require reporting to regulators and/or notification to affected consumers. Moreover, an employee is prohibited from making personal use of Proprietary Information and from removing any Proprietary Information from the Company’s premises unless removal is required in the performance of the employee's duties. (Refer to Section IV - C.5 - Recognizing and Reporting Illegal, Suspicious or Unusual Activities.)

Software, inventions, business methods, processes, documents, improvements, developments, and other works and materials that are created on Company time, created as part of an employee's specific job responsibility, result from any work performed for the Company, relate to the Company’s business, or arise from knowledge gained or information or resources available to the employee because of employment by the Company (even if not created as part of the employee’s specific job responsibility) are the intellectual property of the Company exclusively. All rights, title and interest worldwide to such intellectual property belong to the Company, and an employee may not take any action to effect rights, title or interest to such intellectual property on behalf of any person or entity other than the Company. All intellectual property must be returned to the Company, along with other work products, including any copies, when an employee leaves the Company. Additionally, employees must fully cooperate with, and assist the Company in, obtaining patent protection for inventions in any and all countries.

The obligations and prohibitions of this section of the Code continue even after an employee leaves the Company. Legal remedies may be pursued against present and former employees who violate confidentiality requirements or who remove or retain any data, Proprietary Information (including but not limited to customer data, customer lists, reports, policy manuals, records, and the like) or physical or intellectual property from the Company. (Refer to Section IV - G.3 - Protection of Company Assets.)

2.	Data Integrity and Corporate Information

The Company has an obligation to its shareholders, customers, and employees to ensure appropriate protection of the confidentiality and integrity of all forms of data entrusted to it, whether in electronic or printed form. To meet this obligation, management supports an ongoing Corporate Information Protection Program. This program requires that access to data be granted on a strict need-to-know basis, that information systems be controlled to protect the Company from financial loss due to misuse, disclosure, fraud or destruction, and that our shareholders', customers', suppliers', and employees' rights to confidentiality be maintained. For this purpose, information systems include any computing device that is capable of storing data in electronic fashion, such as the Company’s mainframe, mid-range, personal computers, networks, mobile devices, and electronic media. Sensitive company information, especially personal customer data, must be stored, transported, and disposed of in a manner that will protect against inappropriate or unauthorized disclosure.

Any employee who suspects or knows of a breach in information security has an obligation to report this as a security incident. Employees who have user identification codes and passwords (or other methods of authentication) must recognize that the user identification code is unique to that individual, that the password must be kept confidential, and that the user identification code or password cannot be used by, or shared with fellow employees. In rare cases where it appears necessary for an employee to disclose his or her password, notification must be provided to Company management through CODE RAP.

Employees must exercise care to prevent the disclosure of sensitive information when communicating through e-mail or the Internet. Employees should ensure that information or messages from the e-mail system are not disclosed to unauthorized individuals.

3.	Use of E-mail and the Internet

All communications and written or electronic materials maintained at the Company must be appropriate and in good taste. E-mail systems and Internet access are provided to assist and facilitate business communication. All use of E-mail and the Internet must be consistent with the Company’s Electronic Mail Policy, Internet Policy, and policies prohibiting a hostile work environment. All messages and Internet sites that contain statements or materials that are discriminatory, offensive, defamatory, sexual, pornographic, illegal or harassing in nature are strictly forbidden. (Refer to Sections IV - F.1 and F.2 - prohibiting discrimination and harassment.)

Statements that would be inappropriate in a memorandum or letter may not be written in an e-mail or Internet message. Moreover, no materials containing such undesirable elements may be downloaded or maintained on Company premises or in the Company’s systems or files. All information transmitted, received, stored or otherwise contained in Company systems or files is the property of the Company and may be accessed, decrypted, and examined by the Company at any time.

E-mail cannot be used to conduct financial transactions with external parties, except where appropriate controls, including encryption and obtaining indemnification from the applicable customer, have been established and approved by a senior officer at the Company. Business units must assess the needs regarding confidentiality and integrity concerning specific transmissions and determine if encryption is required. E-mail and Internet transmissions of confidential customer or restricted information to outside parties is prohibited, except where appropriate steps are taken to protect the information from unauthorized disclosure, such as encryption, or where approved by the appropriate Sector Head under exceptional circumstances after appropriate steps are taken to mitigate the risk, including obtaining indemnification from the applicable customer. This restriction is especially critical with respect to “non-public personal consumer information,” as defined in the Company’s Personal Customer Data Privacy Policy.

Employees may send or receive personal e-mail or Internet messages, provided that they do so responsibly, and that such use does not interfere with work responsibilities or other Company business needs or violate the law or Company policy. There is no right to personal privacy in any message created, received or sent from Company computer systems. The Company reserves the right to monitor the systems that store and transmit e-mails, all e-mail messages, and all Internet access and communications (including instant messaging), to ensure that e-mail and Internet facilities are being used appropriately.

4.	Accurate Accounting and Internal Controls

Employees must comply with the Company’s accounting and record keeping procedures to ensure that all records are maintained appropriately and accurately. In addition, managers in areas responsible for preparing or reviewing financial data of the Company are responsible for establishing and maintaining sound internal accounting controls for monitoring their effectiveness. It is essential that periodic reports, which are derived from records of the Company and issued by the Company to shareholders, regulators, and others, provide full, fair, accurate, timely, and understandable disclosure. Falsification or misrepresentation of Company records or reports will not be tolerated under any circumstances. If an employee observes or suspects that inaccurate or misleading entries have been made in the records or reports of the Company, or that necessary entries have not been made in such records and reports, then he or she must report these observations or suspicions in accordance with Section III of The Code.

5.	Inside Information

While performing routine duties for the Company, employees may be exposed to material non-public information (inside information) about the Company, its customers or other parties. Employees must take special care with respect to transactions in securities of the Company, its customers or other parties to avoid any situation involving, or appearing to involve trading on inside information or trading for a quick profit. Employees who have obtained inside information with respect to the Company or any other publicly traded company are prohibited from dealing in, or engaging in transactions in such company’s securities, and may not advise or influence any other person to engage in transactions in those securities until the information becomes public.

Employees are not permitted to divulge the current portfolio positions, pending changes of a portfolio manager, current or anticipated portfolio transactions, or programs or studies, of the Company or any customer to anyone unless it is properly within their job responsibilities to do so.

Additionally, employees may not disclose inside information to another person, except as required to perform their duties for the Company. These restrictions apply whether an employee obtained such inside information intentionally or unintentionally. Employees must always adhere to Company policies with respect to transactions involving securities issued by the Company, its customers or other parties.

Questions concerning whether an employee is affected by additional personal securities trading rules and restrictions should be directed to the Chief Compliance and Ethics Officer. Questions concerning whether employees are in possession of material non-public information, or if specific transactions could violate securities laws, should be directed to the General Counsel.

6.	Talking to the Media

All communication to the media about the Company, its businesses, and its employees must be disseminated in a manner that complies with laws and regulations and is in the best interest of the Company. All inquiries from the media must be directed to the Corporate Communications Department, and employees are prohibited from responding to inquiries from the media without prior pre-clearance from Corporate Communications. These inquiries would include requests for interviews, comments or information from television, radio, newspaper, magazine, and trade reporters, and any other persons who may be inquiring for the media.

Moreover, in situations where employees are being interviewed about matters unrelated to the Company, employees should refrain from identifying the Company as their employer and should refrain from making any comments about the Company.

7.	Document Retention

Employees must know, understand, and comply with the retention requirements for all records and other documents they handle, as required by applicable laws, regulations, and Company policies. Furthermore, the unauthorized destruction of documents is prohibited. Questions concerning record retention and document destruction rules should be discussed with a manager in the applicable unit or a representative of the Legal Department.

C.	DEALING WITH CUSTOMERS, PROSPECTS, SUPPLIERS, AND COMPETITORS

1.	Business Relationships with Customers, Prospects, Suppliers, and Competitors

Employees must not take for themselves or direct to others any existing business or any opportunities for prospective business that could be considered by the Company. Employees of the Company should be scrupulously honest and fair in all dealings with the Company, its customers, its prospects, its suppliers and its competitors.

Employees must take care to ensure that they do not take unfair advantage of anyone through manipulation, abuse of authority, concealment, abuse of privileged information, misrepresentation of material facts, unfair lending practices, or any other unfair dealing practice. Employees must be mindful of actual or potential conflicts of interests, inside or outside of the Company, that may unduly influence business decisions and judgments or otherwise interfere with the performance of the employee’s particular responsibilities at the Company and duties to others.

Employees must not enter into business relationships with customers, prospects, or suppliers of the Company, except for normal consumer transactions conducted through ordinary retail sources. More specifically, borrowings by employees from customers or suppliers of the Company are not permitted, except for routine borrowings from banking organizations, life insurance companies, member firms of the stock exchanges, and close relatives (Refer to Section IV - E.1 - Personal Investments and Section IV - E.2 - Personal Brokerage Accounts.)

Employees may not give legal, tax, investment or other professional advice to customers, prospects or suppliers of the Company, unless this activity is part of their regular duties at the Company. Additionally, employees may not recommend to customers, prospects, suppliers or other employees, third-party professionals who provide services (e.g., attorneys, accountants, insurance brokers or agents, stock brokers, and real estate agents), unless the employee provides several candidates without favoritism and discloses in writing that the recommendations have not been reviewed or endorsed by the Company. In no cases, can these recommendations be for a fee, and under no circumstances can employees make a recommendation if they expect to benefit from such recommendation.

All transactions by employees with customers or suppliers of the Company must be handled strictly on an arm's length basis, and the terms of such transactions must not even suggest the appearance of personal advantage. Employees who may be presented with the possibility of any deviation from this standard are expected to decline the offer and explain the Company’s policy to the customer or supplier, along with the reasons for strict adherence to the Code.

2.	Business Decisions

Employees must not permit a decision about whether the Company will do business with a present or prospective customer or supplier to be influenced by unrelated interests. Decisions relating to placing the Company’s business with present or prospective customers and suppliers, and the volume of such business, must be based solely on business considerations.

Employees are required to uphold antitrust, fair competition, anti-racketeering, and anti-bribery laws enacted by the United States, the various states within the U.S., and any other country in which the Company does business. These antitrust, fair competition, anti-racketeering, and anti-bribery laws are designed to preserve free and open competition. Failure to comply with these laws may result in litigation, government investigations and lawsuits, substantial fines or damages, and adverse publicity that are harmful to the Company’s reputation.

Employees must preserve fair competition by refraining from discussing pricing or pricing policy, costs, marketing or strategic plans, or proprietary product or other confidential information with competitors. Employees must never agree with competitors on prices to charge customers, the division of markets or the boycott of certain customers, suppliers, or competitors. Except as permitted after consultation with the General Counsel, an employee may not enter into an arrangement on behalf of the Company that would condition the availability or price of a particular service on the customer’s agreement to obtain from, or provide to the Company some other services, or to refrain from dealing with a competitor of the Company in such a way as to violate the laws concerning tie-in arrangements.

There are activities and transactions that competitors can do jointly, but employees must exercise caution when dealing with or speaking to competitors and must consult with the General Counsel concerning questions as to the legality or appropriateness of a discussion with a competitor. If an employee finds himself or herself engaged in a conversation with a competitor, and the employee believes the competitor has made comments or asked questions that are, or may be perceived as a violation of antitrust, fair competition, anti-racketeering, or anti-bribery laws, the employee must immediately state his or her refusal to continue the discussion, abort the conversation, and refer the matter to the General Counsel. (Refer to the Company policies on Antitrust and Anti-Tying Policy.)

3.	Exploitation of Relationships and Use of the Company’s Name, Letterhead or Facilities

Employees must be careful to ensure that customers, suppliers, and other employees do not exploit their relationship with the Company and that the Company’s name is not used in connection with any fraudulent, unethical, dishonest or unauthorized transactions. Additionally, employees must not use the Company’s name, letterhead or electronic media to endorse or recommend customers, suppliers or prospects to regulators, suppliers or others, except in accordance with applicable Company policy. In all cases, false statements can never be made in the name of the Company. All communications, business correspondence, marketing materials, websites, and presentations should be prepared in accordance with present Company policies that address corporate identity and the Company brand.

Generally, the Company will not issue endorsements of any customer, supplier, vendor, service or product, and the Company’s name must not be used by any customer, supplier, vendor or employee in advertisements or other such ways as to suggest such endorsement. Employees must not use the Company’s name to enhance their own opportunities with respect to any outside relationships or personal transactions, or to imply, without proper authorization, the Company’s sponsorship or support of their outside interests.

Except as provided in Human Resource policies, employees should not use their position at the Company or the contacts achieved through their position at the Company for the purpose of soliciting business or contributions for any entity other than the Company or its subsidiaries, regardless of whether or not the other entity is a customer, prospect or supplier of the Company.

Use of the Company’s letterhead or facilities or of an employee’s business card can be construed as the use of the Company’s name and reputation; therefore, it is important that employees not use Company letterhead for personal use or in a manner not authorized by the Company. Employees must never use Company letterhead or electronic media to make false statements purportedly on behalf of the Company.

In general, raffles and lotteries are prohibited. Any exceptions must be approved by senior management.

Situations may arise wherein an employee may choose to serve in some capacity for, or on behalf of a charitable or not-for-profit institution. In such service, the employee may use their business card, the Company’s letterhead, and its facilities in connection with the non-Company entities, if either (1) the Company (as evidenced by written notice from the Chief Executive Officer or President) has agreed to sponsor a charity (for instance, The United Way), (2) the Chief Executive Officer or President has agreed to be the Co-Chair for a charitable event, (3) the Chief Executive Officer or President has requested or instructed an employee to work on an event, or (4) the Company has agreed to sponsor a charitable event, as evidenced by the Secretary’s written approval for the contribution to that charity. In all cases, the company’s name, documents, and facilities must be used in a dignified manner in connection with the specific duties and for the assigned time-period.

Any use of the Company’s letterhead, business card, name, or facilities, except as provided herein, in connection with sponsoring, promoting, introducing or conducting business, or correspondence for or on behalf of any non-Company entities, whether a for-profit or a not-for-profit entity, requires the prior permission of the Director of Corporate Marketing. To request such permission, the employee must submit a request through CODE RAP.

4.	Know Your Customer

All employees must exercise care when selecting those customers with whom we conduct business. Each employee who: 1) conducts Company business with customers, 2) approves or influences customer transactions or 3) is in a supervisory, managerial or sensitive position, must read and adhere to the Company-wide Know Your Customer Policies and Procedures. Such employees must also comply with any Know Your Customer Policies and Procedures established by their respective business unit and all applicable laws and regulations on anti-money laundering, record keeping, and reporting.

5.	Recognizing and Reporting Illegal, Suspicious or Unusual Activities

All employees must comply with applicable laws, regulations and Company policies pertaining to the identification, investigation, and reporting of all actual or suspected incidents of fraud, money laundering, illegal activity, and other suspicious or unusual activities. Such activities may be observed by an employee through his or her dealings with a customer or from transactions of a customer. It is critical for employees to report any illegal, suspicious or unusual activities by filing an Incident Report using the icon on their computers, so that the Company will be able to comply with the Bank Secrecy Act, the USA PATRIOT Act, and other laws and regulations.

Incident Reports should be filed as soon as possible after activity is thought to be illegal, suspicious or unusual, but all reports must be filed within 72 hours of when the activity was detected.

Employees who wish to make such reports anonymously or confidentially may do so by calling the Ethics Help Line or the Ethics Hot Line (Ethics Point). No retaliation of any kind will be permitted against any employee who makes a good faith report of an observed or suspected violation of any law, regulation or Company policy. (Refer to the specific requirements contained in the Company’s Policy on Identifying, Investigating and Reporting Illegal, Suspicious or Unusual Activities and the Company’s Bank Secrecy Act and USA PATRIOT Act Policies.)

D.	DOING BUSINESS WITH THE GOVERNMENT

In accordance with the Company’s Government Contract Compliance Program, several key principles apply to doing business with government entities. All employees are expected to comply with Company policies on “Doing Business with the Government”, but special focus is required by those individuals who are involved in the procurement, sales, marketing, and servicing of Government contracts.

1.	Complying with Government Contracts, and Government Contracting Laws and Regulations

Employees working with the Government have an obligation to know, understand, and abide by the applicable laws, regulations, and ethical standards of those Governments, many of which may be stricter than those that apply to our commercial customers. Employees are required to know and comply with all terms and conditions of the Government contract(s) or subcontract(s) they support and are responsible for delivering services that meet all Government contractual requirements.

2.	Integrity in the Sales and Marketing Process

Employees must demonstrate the highest levels of integrity during the sales and marketing process. This includes following laws and regulations concerning gift and entertainment restrictions, avoiding improper payments (e.g., bribes, improper gratuities or kickbacks to government employees/officials, prime contractors or subcontractors) and not entering into anti-competitive arrangements. When responding to a Government solicitation, an employee will not seek to obtain from a present or former Government employee or official any information concerning a competitor’s bid.

3.	Truthful, Accurate Statements and Recordkeeping

Employees will not submit any documentation to any Government entity that they know contains false or inaccurate information. In addition, employees are prohibited from making any statement, verbal or written, to a Government employee or official that he or she knows is not true. All transactions will be entered accurately into the Company’s books and records in accordance with generally accepted accounting practices and principles of the United States and any other applicable laws. The Company will ensure that it will bill its customers honestly for all services provided and in accordance with applicable contractual requirements. Employees will be expected to record their expenses and time charges carefully, accurately, and promptly.

4.	Safeguarding Government Information and Property

Employees may not accept from any source, either directly or indirectly, any information marked as classified for national security purposes, unless proper security clearance has been granted by the Government and approval has been received from the Legal Department. Employees will not use any Government-owned equipment to support non-Government production or divert Government-owned materials from their intended contractual use. Employees will not take any piece of Government property for their personal use. In addition, to protect the security of Government property, employees will not destroy or damage Government property while in the possession of the Company.

5.	Cooperating with Government Audits and Investigations

The Company is committed to cooperating with audits and reasonable investigative requests. Employees should not destroy or alter any Company documents (whether electronic or paper) in anticipation of a request for those documents from the Government. Employees should not make any misleading or false statements to any Governmental investigator.

6.	Meeting Employment and Labor Obligations

Employees will not discuss employment opportunities with a present or former Government employee, official or any family member of such employee or official without prior approval from Human Resources. This includes direct discussions, as well as any discussion conducted through an agent or recruiter. The Company will comply with all Government contract provisions containing socioeconomic policies, including providing equal employment opportunity for all applicants and employees, developing affirmative action plans, and maintaining a drug-free workplace. The Company will comply with all applicable laws regarding wage determinations that dictate prevailing wage rates and fringe benefits.

Employees who have questions about government contracting should contact the Government Contract group of the Compliance Department.

E.	PERSONAL FINANCES

1.	Personal Investments

Employees must always take care to be in compliance with the policies on personal securities trading, protecting confidential information, and all other policies developed by the Company with respect to transactions involving securities issued by the Company, its customers and other parties.

Consistent with the goal of aligning the interests of employees and shareholders, employees may not engage in short selling, trade options on the open market, or conduct short-term trades (60 day trading) of Company securities.

Generally, investments by employees in the stocks, bonds, options or other instruments issued by customers or suppliers of the Company should be considered carefully. Investments by employees in publicly owned corporations would normally be permissible, as long as the employee is not in possession of inside information concerning such corporations.

If the employee’s job function might reasonably be expected to 1) include decision-making with respect to the Company’s activities with the publicly owned corporation or 2) involve the employee’s receipt of privileged information, any information acquired in this capacity should not be used by employees in making their personal investment decisions. Investments or ownership in such corporations, which are suppliers and customers and whose securities are owned by our customers, would not be in conflict if bought under circumstances where there were no other points of conflict. The same considerations would apply with respect to an investment in a major competing company.

Any personal investment actions taken by employees with respect to smaller or not publicly traded or readily marketable companies, or involving private equity funds or other special situations, however, would be regarded differently. Such actions must not violate any of the principles cited in The Code, including conflicts, or result in any detriment, including reputational damage, to the interests of the Company or its customers. Employees should consult policies on personal securities trading for additional information and restrictions.

Employees are not permitted to engage in principal transactions with the Company, except when such transactions (1) are conducted through areas of the Company, such as brokerage and investor advisory businesses, which usually and customarily provide such services to individual customers, and (2) are in compliance with all the terms of this and all other Company policies addressing conflicts of interest and undue influence.

2.	Personal Brokerage Accounts

Employees who wish to open or maintain an account to conduct personal securities trading activity must comply with all Company policies that address the maintenance of personal brokerage accounts and the Company’s requirement for certain employees to disclose accounts, report trading activity, seek preclearance prior to trading or maintain accounts at a select group of broker/dealers. When the brokerage firm requires a letter from the Company in connection with opening a brokerage account, such letter is to be furnished by the Compliance Department.

3.	Contributions to Political Parties

Employees are encouraged to personally support the political party or candidate of their choice through their own personal contributions. Employees are not permitted to make gifts or contributions in the name of, or on behalf of the Company to any political committee, candidate or party. Contributions are broadly defined to include any form of money, purchase of tickets, use of corporate personnel or facilities, or payment for services. All such corporate contributions must be approved in writing by the Public Affairs Office and as permitted by applicable law.

The Company encourages employees to keep informed of political issues and candidates and to take an active interest in political affairs; however, any employee who participates in any political activity must follow these rules: (1) never act as a representative of the Company without the written permission from the Chief Executive Officer, (2) all such activities should be done on the employee’s own time, and employees may not use Company time, equipment, facilities, supplies, clerical support, advertising or any other Company resource, (3) employees’ political activities may not in any way cloud their objectivity to perform their job duties or interfere with their ability to do their job, and (4) employees may not solicit the participation of other employees, customers, suppliers, vendors or any other party with whom the Company does business.

4.	Contributions to Not-for-Profit Entities

The Company has a corporate charitable giving program that is administered by the Public Affairs Department. Employees are encouraged to personally support the charities of their choice through their own personal contributions and through service. A gift-matching program, also administered through the Public Affairs Department, is available to employees who may request the Company to partially match their gifts to qualified institutions and organizations. Employees are not permitted to make gifts or contributions to charities or other not-for-profit entities in the name of, or on behalf of the Company.

5.	Individual Employees' Regulatory Requirements

Some employees perform jobs that require them to be registered, licensed or otherwise qualified by certain regulatory authorities (e.g., the Gramm-Leach-Bliley Act—TITLE II requires those Bank employees offering certain investment products to customers to become registered with the SEC). All employees performing functions that require registrations or licenses must be mindful of their responsibilities to meet and maintain required qualifications. If such an employee ceases to meet the requirements, he or she must immediately submit a report through CODE RAP.

F.	TREATING OTHERS FAIRLY AND WITH RESPECT

1.	Non-Discrimination

Employees must deal with present and prospective customers, suppliers, visitors, and other employees without any discrimination because of race, color, creed, religion, sex, national origin, ancestry, citizenship status, age, marital status, sexual orientation, physical or mental disability, veteran status, liability for service in the Armed Forces of the United States or any other classification prohibited by applicable law.

Any employee who believes that he or she has been the subject of discrimination, or who believes that an act of discrimination has occurred with respect to another employee, should report the perceived Policy violation to their manager or, the next level(s) of management or directly to their Human Resources Manager, promptly so that appropriate action may be taken. Employees may choose to submit their report through CODE RAP or report the matter orally or in writing directly with Human Resources. In any case, the report will be treated as confidential to the extent consistent with appropriate investigation and remedial action.

2.	Anti-Harassment

The Company maintains a work environment that is free from disruptive influences that can interfere with, or interrupt the work of, the Company. Discriminatory or harassing remarks, jokes, inappropriate e-mails or Internet communications, or other conduct including that of a racial, ethnic, pornographic or sexual nature, which may be offensive to customers, suppliers or other employees, or otherwise create a hostile environment, will not be tolerated.

Harassment can take subtle forms and may vary from situation to situation. For example, sexual harassment may include any unwelcome sexual advance or request for sexual favors, unwelcome flirtation, or other unwelcome actions, including insulting, degrading or inappropriately complimentary sexual remarks or conduct, sexual jokes, pornography, discussion of sexual activity, threats or suggestions that an employee's work status is conditioned upon his or her acquiescence to sexual advances, touching, pinching, patting, the display of sexually suggestive objects or pictures, or other verbal or physical conduct of a sexual nature.

Any employee who believes that he or she has been the subject of harassment, or who believes that an act of harassment has occurred with respect to another employee, should report the perceived violation to their manager, to the next level(s) of management or directly to their Human Resources Manager promptly so that appropriate action may be taken. Employees may elect to submit this report via CODE RAP or may also choose to report the issue orally or in writing directly with Human Resources. In any case, your report will be treated as confidential to the extent consistent with appropriate investigation and remedial action.

3.	Personal Relationships with Other Employees

Employees should be scrupulously honest and fair in all dealings with fellow employees and must not allow personal relationships with other employees to affect business decisions. Employees must not take unfair advantage of other employees through manipulation, abuse of authority, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

Subject to the provisions of the Company’s Policy on Loans From One Employee to Another, borrowing and lending between employees, or between an employee and a Family Member of another employee, is not permitted except for borrowing or lending that is of a short-term and incidental nature, involves a minimal amount of money (i.e., less than $250), and creates no conflict of interest attributable to the borrowing/lending relationship. Refer to Section IV - A.2 - Personal Conflicts of Interest and the general prohibition against family members working within the same Division or employees handling transactions for their own Family Members.

Gifts given by one employee to another should always be appropriate and in good taste. Additionally, it is improper for employees to give gifts to other employees, except when these gifts are offered in customary circumstances, do not create a conflict of interest or the appearance thereof, and are of a value that is not greater than $250. Employees who wish to give a gift larger than $250 to another employee must request approval through CODE RAP. There are no restrictions on gifts between Family Members.

G.	COMPLIANCE WITH THE LAW

1.	Illegal or Criminal Activities

Employees of the Company must not participate in any illegal or criminal activities. In addition, employees must abide by the Company’s policies concerning substance abuse. While on Company premises or while on Company business, the following are prohibited: (1) the use, purchase, sale, transfer or possession of unlawful drugs or controlled substances, (2) the unauthorized use, purchase, sale, transfer or possession of alcohol, (3) being under the influence of unlawful drugs, controlled substances or alcohol, and (4) the abuse of lawful drugs.

Any employee who has been formally accused of, convicted of or has pleaded guilty to a felony, entered into a pre-trial diversion or similar program in connection with a prosecution for a felony or been subject to any order, judgment, decree or sanction by a regulatory agency must immediately report such information in writing to the Director of Human Resources.

2.	Investigations

Employees must cooperate in any investigation conducted by the Company, its regulators or law enforcement agencies and are expected to be truthful and forthcoming during any such investigation. This includes situations where the employee is an implicated party, a witness, or is asked to provide information to facilitate an investigation. Any attempt to withhold information, sabotage or otherwise interfere with an investigation, may be subject to any level of disciplinary action. Investigations are confidential Company matters. It is impermissible to discuss any aspect of an investigation, even the fact that an investigation is being conducted, with any person not authorized to know the information, including your coworkers, managers, and individuals outside of the Company. Refer to Company policies on responding to investigations.

3.	Protection of Company Assets

Employees must protect the Company’s assets, including the Company’s physical assets, loan assets, receivables, investments, and other assets and property, in whatever ways are appropriate to maintain their value to the Company. Care should also be taken to use facilities, furnishings, and equipment properly and to avoid abusive, careless, and inappropriate behavior that may destroy, waste or cause the deterioration of Company property. Theft of any Company property, furnishings, equipment or other assets is unlawful. Employees who commit theft, or abet others in the act of thievery against the Company, will be subject to consequences. (Refer to Section IV.B.1 Proprietary information and intellectual property and Section IV.C.3 Use of the Company’s name, letterhead or facilities.)

V.	PENALTIES

Employees who compromise or violate the law, Company policies or procedures relating to the conduct of its business, or the ethical standards contained in the Company’s Code of Conduct will be subject to corrective action up to and including dismissal and, where appropriate, criminal or civil proceedings under applicable laws.

Any employee, upon realizing that they have not requested and received the required approval for any of the activities/duties/appointments as set forth in The Code or applicable Company policies, is required to do so immediately. Additionally, any employee who has not provided reports, as required herein, should do so immediately. Unless written authorization has been provided by the Chief Compliance and Ethics Officer, no employees are “grandfathered” or otherwise exempt from complying with the reporting and approval requirements of The Code.

VI.	MANAGEMENT RESPONSIBILITIES

Managers have primary responsibility for enforcing The Code and ensuring that the process and communication within their lines of business is sufficient to achieve compliance with its principles. Annually, managers must review The Code with all members of their staff and then submit to their manager written assurance that this review has been accomplished.

The Company also conducts an annual Code of Conduct Questionnaire Filing and Review Process. Designated senior managers play an important role in this process by distributing a Code of Conduct Questionnaire and Affiliation Record to targeted employees and stressing the significance and importance of The Code itself.

Designated senior managers should make themselves available to discuss The Code and to answer any questions that their employees may have. These managers must also review the answers on each completed Questionnaire, seek further explanation of any unsatisfactory responses, and determine if any responses require notification of the Sector Head, Chief Compliance and Ethics Officer, General Counsel or Director of Human Resources. Further, the designated senior managers are responsible for informing the Compliance Department that the process was completed satisfactorily in their respective business areas.

Questions concerning The Code or The Code of Conduct Questionnaire and Affiliation Record should be directed to the Chief Compliance and Ethics Officer.

VII.	OWNERSHIP

The Chief Compliance and Ethics Officer owns the Code of Conduct and Interpretive Guidance.

EXHIBIT A

U.S. LAWS AND REGULATIONS REFERENCED IN THE CODE

(Employees who believe that any provision of The Code is inconsistent with local laws or regulations, or with their individual employment contract, should consult with the Legal Department.)

The Bank Secrecy Act

The Bank Secrecy Act commonly refers to a series of laws enacted since 1970 that require U.S. financial institutions to take reasonable steps to detect, deter, and report potential illegal activity involving cash deposits and withdrawals, correspondent and private banking accounts, wire transfers or any other transaction in which a U.S. financial institution may engage in with its customers. U.S. financial institutions, which include banks, broker/dealers, trust companies, investment advisors, insurance companies, and mutual funds, must establish Anti-Money Laundering (AML) programs that meet certain basic requirements to detect, deter, and report money laundering and terrorist financing. Minimally, a U.S. financial institution's AML program must include the following elements: internal policies, procedures and controls; the designation of an anti-money laundering compliance officer; an ongoing employee-training program; and an independent audit function to test for compliance. The provisions of the USA PATRIOT Act, enacted in 2001, have greatly expanded the BSA and the scope of AML programs. These programs must incorporate a customer identification process into the KYC procedures and meet additional retention and record keeping requirements.

AML programs must also include certain minimum (i) due diligence criteria for correspondent accounts of all foreign financial institutions and all private banking accounts, and (ii) enhanced due diligence requirements for correspondent accounts of some foreign banks (i.e., those operating under an offshore banking license) and for private banking accounts of senior foreign political figures. Banks and broker/dealers are required to file reports of such activity, including Currency Transaction Reports (CTRs) and, as applicable, Suspicious Activity Reports (SARs) with law enforcement and bank regulatory agencies.

Violations of the Bank Secrecy Act can result in a prison term of up to 20 years and fines of as much as $1,000,000 per offense for convicted persons. A bank convicted of a money laundering or Bank Secrecy Act crime can also have its license or charter revoked and lose its FDIC insurance.

The Bank Bribery Act

The Bank Bribery Act makes it a crime for any director, officer or employee of an FDIC insured bank to make or grant any loan or gratuity to a public bank examiner; and for any director, officer, employee, agent or attorney of a financial institution to solicit, demand, accept or agree to accept anything of value in exchange for being influenced or as a reward in connection with any business or transaction of such financial institution.

Violations of the Bank Bribery Act can result in a prison term of up to 30 years and fines of up to $1,000,000 or three times the value of the bribe, whichever is greater, per offense for convicted persons. Violators may also be fined a further sum equal to the money so loaned or gratuity given.

The Foreign Corrupt Practices Act

The Foreign Corrupt Practices Act of 1977 (FCPA), as amended, prohibits the bribery of foreign officials in international business transactions. It has two, independent substantive components. The anti-bribery provisions make it a crime (with very limited exceptions) for any U.S. person or company to bribe (that is, to authorize, offer or make payments of anything of value to), directly or indirectly, any foreign official, foreign political party, foreign political candidate, or any officer of a public international organization, in order to obtain, retain or direct business, or to secure an improper advantage. The accurate books and records provisions impose internal accounting controls and record-keeping requirements on all issuers of U.S. securities in order to eliminate off-the-books accounts that could be used to conceal such bribes. The FCPA covers (i) improper payments made directly by the Company, its directors and its employees, as well as those made indirectly by agents, representatives, consultants or business partners acting on our behalf and (ii) acts of foreign persons in furtherance of a foreign bribe while in the U.S., as well as acts of U.S. persons to further unlawful payments completely outside the U.S. The FCPA also contains some exceptions (including one for "grease" or "facilitating" payments) which should be read narrowly. In December 1997, the 29 member countries of the OECD and 5 non-member countries adopted the "Convention on Combating Bribery of Foreign Public Officials in International Business Transactions." The Convention is a statement of principles and, like the FCPA, has both anti-bribery and accounting components. The Convention requires the signatory countries to enact laws that implement its principles. Accordingly, many foreign countries where we conduct business have recently enacted anti-bribery laws to cover unlawful payments occurring in those countries, and where applicable, we must comply with those requirements as well as the FCPA. In the U.S., the FCPA was amended in 1998 to implement some of the expanded coverage of the Convention.

Violations of the FCPA entail significant consequences, both in terms of criminal liability and civil fines, as well as adverse publicity, loss of good will, and the cost of a major internal investigation to determine the facts. The Foreign Corrupt Practices Act contains serious criminal and/or civil penalties, including up to 5 years in prison for individuals and $2 million in fines for corporations for violations of the anti-bribery provisions, and up to 10 years in prison for individuals and $2.5 million in fines for corporations for knowing and willful violations of the books and records provisions.

Federal Reserve Act Section 23A (Regulation W)

Section 23A of the Federal Reserve Act limits the aggregate amount of “covered transactions” a bank can engage in with its non-bank affiliates to 10% of the Bank’s capital and surplus for each affiliate and 20% of the Bank’s capital and surplus in the aggregate for all affiliates. “Covered transactions” include extensions of credit by a bank to an affiliate, guarantees by a bank of obligations of an affiliate, acceptance by a bank of securities issued by an affiliate as collateral for a loan and the purchase of assets by a bank from an affiliate. In addition, any extension of credit or guarantee must be secured by collateral having a market value of 100%-130%, depending upon the type of collateral.

Federal Reserve Act Section 23B (Regulation W)

Section 23B of the Federal Reserve Act requires transactions between a bank and its affiliates to be on terms and under circumstances that are substantially the same, or at least as favorable to the bank, as those prevailing at the time for comparable transactions with or involving non-affiliated companies.

Regulation O of the Board of Governors of the Federal Reserve System

Regulation O governs extensions of credit by a bank to its executive officers, directors, principal shareholders and their related interests. It provides quantitative limits on such extensions of credit and requires that such extensions of credit be made on substantially the same terms as, and following credit underwriting procedures that are not less stringent than, those prevailing at the time for comparable transactions by the bank with persons that are not covered by this regulation and requires prior board of director approval for extensions of credit above a minimum threshold. It contains additional restrictions with respect to loans to executive officers and requires that such loans be reported to a bank’s board of directors. It also requires that extensions of credit to executive officers, directors and principal shareholders of correspondent banks be made on terms and conditions comparable to extensions of credit to non-insiders.

Securities Exchange Act of 1934

The Securities Exchange Act of 1934 prohibits the fraudulent misuse of material nonpublic information (often referred to as “inside information”) concerning a company. Fraudulent misuse of inside information includes buying or selling stock or other securities on the basis of material nonpublic information, in breach of a duty, for one’s own account, the account of a family member, a friend, a legal entity (i.e., a “shell company”), and/or a customer or a proprietary account of the Company. The prohibition may not be avoided by disclosing such information to someone else (often referred to as “tipping”) who then trades on it, or by using the information as the basis for recommending the purchase or sale of securities (even though the information itself is not disclosed). The prohibition also applies when the information is used to avoid losses (i.e., selling before the public dissemination of adverse sales or other financial information).

Gramm-Leach-Bliley Act

Title II of the Gramm-Leach-Bliley Act requires employees performing job functions involving the offering of certain investment products to be registered with the Securities and Exchange Commission. Such employees must maintain registrations in good standing.

Title V of the Gramm-Leach-Bliley Act and its associated Regulations limit the ability of financial services firms to share information about consumers with non-affiliated third parties. In general, a financial services firm may not disclose information about a consumer to a non-affiliated third party unless (i) the consumer has been notified of the proposed disclosure, (ii) the consumer has had a reasonable opportunity to opt out of the disclosure, and (iii) the consumer has not opted out. A number of exceptions apply to permit disclosures that are necessary for the transaction of business with the consumer. In addition, financial services firms are required to provide written notices describing their privacy policies to each consumer when that consumer becomes a customer of the firm and annually thereafter during the customer relationship.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 broadly impacts the way public companies, and their officers, directors, audit committees, auditors, and counsel perform their duties, and it imposes significant new responsibilities, liabilities, and risks on each of these parties. The Act mandates new corporate governance and financial reporting requirements intended to enhance the accuracy and transparency of public companies’ reported financial results. It establishes new responsibilities for corporate CEOs, CFOs and audit committees in the financial reporting process. It backs these requirements with new SEC enforcement rules and criminal penalties, including new obstruction of justice and document destruction provisions. The Act also provides for the establishment of a Public Company Accounting Oversight Board, new federal corporate whistleblower protection, and a lengthened statute of limitations for securities fraud.

Fair Credit Reporting Act

The Fair Credit Reporting Act prohibits the disclosure of information relating to a consumer’s creditworthiness, subject to certain limited exceptions. It also limits the circumstances under which credit reports about consumers may be obtained. Civil remedies, including fines and damages, may be awarded for violations of the Act; obtaining a credit report under false pretenses is a crime.

Fair Lending

Federal Fair Lending Laws, as specified in the Federal Fair Housing Act, the Equal Credit Opportunity Act, and Regulation B, prohibit discrimination in lending on the basis of the applicant’s race, religion, national origin, sex, marital status, familial status, handicap, age, receipt of public assistance income, or exercise of rights, in good faith, under the Consumer Protection Act. The rules apply to lending in the form of personal loans, mortgage loans, credit cards, and margin credit extended by brokerage firms.

Community Reinvestment Act (CRA Act)

The Community Reinvestment Act seeks to affirmatively encourage lending institutions to help meet the credit needs of the entire community served by each institution covered by the statute, including low and moderate income neighborhoods, in a manner consistent with safe and sound lending principles. The CRA Act requires regulators of institutions to monitor and assess the institution’s CRA record according to specified tests and to take the record into account when considering an institution’s applications for establishing branches, relocating, mergers and acquisitions, and other things.

U.S. Economic Sanctions Laws and Regulations (under “OFAC”)

The U.S. Government from time to time imposes economic sanctions and trade restrictions on specific countries, persons and activities (such as terrorism or narcotics trafficking) as a measure of furthering U.S. foreign policy and national security objectives (the "U.S. Sanctions Programs.") The U.S. Treasury Department's Office of Foreign Assets Control ("OFAC") is primarily responsible for administering and enforcing the U.S. Sanctions. A U.S. Sanctions Program commences when the President of the United States issues an "Executive Order" that identifies a specific country, persons or activity as being a threat to the national security and imposes sanctions. The U.S. Congress also enacts sanctions legislation. U.S. Sanctions Programs apply to the Company and all its employees (including U.S. citizen or permanent resident alien employees, wherever located), all its operations in the United States, all its overseas branches and, in certain instances, its overseas subsidiaries and controlled affiliates. The U.S. Sanctions generally require that the Company block all "property" of sanctioned entities, including all accounts, securities and other assets as soon as such property comes into our possession or control and prohibits us from engaging in financial transactions directly or indirectly in any way related to a sanctioned country, person or activity. Violations of the U.S. Sanctions Programs carry substantial civil and criminal penalties, which can vary depending on the program. For example, civil fines can range from $11,000 to a $1,075,000 per violation. Willful violations of the embargo programs are in all cases subject to criminal fines or prison terms (of up to 10 years) or both.

The Uniting and Strengthening America By Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (“The USA PATRIOT Act”) of 2001

In October 2001, the President signed into law the USA PATRIOT Act which provides the government with new, enhanced powers to combat international terrorism and terrorist financing. The objectives of the USA PATRIOT Act are (1) to establish new and enhanced methods to combat international money laundering and the financing of terrorism by broadening existing coverage and extraterritorial jurisdiction, (2) to provide the Secretary of the Treasury and other departments of the federal government with enhanced authority to identify, deter and punish international money laundering, and (3) to expand the U.S. anti-money laundering compliance and due diligence obligations and enhanced due diligence for all financial institutions.

Title III of the USA PATRIOT Act, the International Money Laundering Abatement and Anti-Terrorism Financing Act of 2001, amends the Bank Secrecy Act and imposes significant new anti-money laundering requirements on a broad range of financial institutions to detect, deter and prevent terrorism, money laundering and other criminal schemes. Some of the key provisions of Title III of the USA PATRIOT Act include: prohibition of U.S. correspondent accounts with foreign shell banks; special due diligence and enhanced due diligence for correspondent and private banking accounts; special measures for jurisdictions, financial institutions or international transactions of primary money laundering concern; information sharing with regulatory and enforcement authorities and between financial institutions; and verification of customer identification. The USA PATRIOT Act also increases civil and criminal penalties for violation of the Bank Secrecy Act to up to $1,000,000.

Antitrust Laws

The antitrust laws prohibit business practices that unreasonably restrain, limit, or reduce competition. Activities that raise antitrust issues under Federal and State antitrust laws include price fixing, tie-in arrangements, market or customer allocations, refusals to deal, reciprocal dealing arrangements, and exclusive dealing arrangements. Acquisitions of companies or assets, and joint ventures, partnerships and interlocking employees, officers and directors may also raise antitrust issues.

The consequences of not complying with antitrust laws may result in enforcement proceedings, civil penalties including treble damages, and criminal penalties, and affect proposed mergers and acquisition activities.

The Bank Holding Company Act-Laws and Regulations Regarding Tie-In Arrangements

The Bank Holding Company Act was passed in 1956 to (1) control bank holding company expansion to avoid the creation of monopoly or restraint of trade in banking and (2) allow bank holding companies to expand into non-banking activities related to banking while maintaining separation between banking and commerce. Section 106 of the Bank Holding Company Act Amendments of 1970 was enacted to prevent banks from using their market power in certain products and services, especially in extending credit, to gain an unfair competitive advantage in other businesses.

In general, a bank is prohibited from “conditioning” or varying the consideration for a credit, sale or lease of property or provision of service on (i) a customer obtaining additional credit, property or services from a bank, its parent or an affiliate; (ii) a customer providing some additional credit, property or service to the bank, its parent or an affiliate; or (iii) a customer agreeing not to obtain credit, property or services from a competitor. Limited exceptions apply to each of these prohibitions.

Penalties for violations of Section 106 include civil penalties and regulatory actions including the loss of financial holding company status.

U.S. Antiboycott Laws and Regulations

The U.S. Government has, since the mid-1970s, prohibited the participation of U.S. persons in foreign economic boycotts not sanctioned by the U.S. Government under two separate programs that are administered and enforced by the US Commerce Department and the IRS in the US Treasury Department (the “U.S. Antiboycott Programs”). The U.S. Antiboycott Programs generally prohibit six categories of conduct: (i) refusing or agreeing to refuse to do business with a boycotted country, a national of a boycotted country, or a boycotted person; (ii) refusing to hire or otherwise discriminating in employment against a U.S. person, in deference to a boycott requirement or request on the basis of the person's race, religion or national origin; (iii) furnishing information, in deference to a boycott requirement or request, about the race, religion or national origin of a U.S. person; (iv) furnishing information sought to establish possible associations, or to confirm the absence of associations, with boycotted places or persons; (v) furnishing information about any person’s association with or support for any charitable or fraternal organization supporting a boycotted country; and (vi) paying, honoring, confirming or otherwise implementing a letter of credit that contains any condition or requirement of compliance, which is prohibited by any of the preceding prohibitions. The U. S. Antiboycott Programs also require persons receiving such boycott requests to report them. Violations of the U.S. Antiboycott Programs may result in criminal prosecution, the loss of certain tax benefits and substantial civil penalties.

The Employee Retirement Income Security Act of 1974 (“ERISA”)

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), is a comprehensive federal statute that governs the establishment and administration of employee benefit plans by (i) establishing standards of conduct that govern the responsibilities and obligations of fiduciaries of employee benefit plans; (ii) establishing minimum standards of participation, vesting and funding for such plans; (iii) requiring disclosure and reporting of financial and other information with respect to such plans; and (iv) providing appropriate remedies and sanctions for violations. The U.S. Department of Labor (“DOL”) is charged with the administration, interpretation and enforcement of the provisions of ERISA. ERISA subjects certain parties that fail to comply with its provisions to liability. Absent an exemption, ERISA imposes severe penalties on parties in interest who enter into prohibited transactions, identified in the law, even if a specific transaction between the plan and the party in interest is reasonable, on market terms, or otherwise beneficial to the employee benefit plan. As a provider of services to employee benefit plans, the Company must comply with ERISA.

Title VII of the Civil Rights Act of 1964, as amended (“Title VII”)

Title VII of the Civil Rights Act of 1964 prohibits discrimination by employers against an individual on the basis of the individual’s race, color, religion, sex, or national origin. Title VII expressly proscribes discrimination in connection with the hiring and discharge of an employee and “with respect to his compensation, terms, conditions or privileges of employment.” In addition, an employer may not “limit, segregate or classify” employees based on any of the prohibited categories, if doing so would deprive or tend to deprive an individual of employment opportunities or otherwise affect his or her status as an employee.

Age Discrimination in Employment Act (“ADEA”)

The Age Discrimination in Employment Act prohibits an employer from discriminating against employees or prospective employees age forty or older. Specifically, an employer may not refuse to hire, discharge or “otherwise discriminate” against an individual with respect to compensation, terms, conditions or privileges of employment on the basis of the individual’s age. An employer also may not, on the basis of age, “limit, segregate or classify” employees in a manner tending to deprive the individual of employment opportunities. Discrimination is permitted; however, if age is a “bona fide occupational qualification.”

Americans with Disabilities Act (“ADA”)

The Americans with Disabilities Act prohibits an employer from discriminating against a “qualified individual with a disability” because of such disability in regard to job application procedures, hiring, advancement, discharge, compensation, training and “other terms, conditions and privileges of employment.” Disability discrimination includes the failure to make reasonable accommodations for the employee or denial of employment in order to avoid having to make such reasonable accommodation. An employer need not accommodate an individual’s disability if doing so would impose an undue hardship on the operation of the employer’s business.

The Family & Medical Leave Act (“FMLA”)

The Family and Medical Leave Act (“FMLA”) requires the Company to provide eligible employees with up to twelve workweeks of unpaid, job protected leave during any twelve-month period for certain family and medical reasons. Allowable reasons for a leave under FMLA include (i) the birth and care of a newborn child; (ii) the placement with the employee of a child for adoption or foster care; (iii) the employee’s need to care for an immediate family member with a serious health condition; or (iv) the employee’s inability to work because of a serious health condition. During the FMLA-leave, the employee’s health care benefits, if applicable, will be continued as though the employee is actively at work.

Employees seeking to use FMLA-leave are required to provide thirty-days’ advance notice of the need to take FMLA-leave when the need is foreseeable and such notice is practicable. Upon return from FMLA-leave, employees must be restored to their original or an equivalent position with equivalent pay, benefits, and other employment items, except in the case of defined “Key Employees.” (The “Key Employee” exception pertains to the limited circumstances in which the Company can refuse to reinstate certain highly paid, salaried “key employees” because restoration to employment will cause substantial and grievous economic injury to its operations.)

Uniform Services Employment and Reemployment Rights Act (“USERRA”)

The USERRA gives returning service persons rights regarding reemployment, retraining, employee benefits offered by the employer, and protection from discrimination based on service in the military. The goal of this law is to return employees from their military duty to their previous employment positions with all the status, pay, and benefits that they would be entitled to had they not left for military service. In order to be protected under this law, the employee must receive an honorable discharge, be on military leave for no more than five years, and reapply for reemployment with a specific time frame, but the right to reemployment is not absolute. An employee who leaves a job in order to perform active duty in the armed forces is entitled to reinstatement after honorable discharge “if still qualified to perform the duties of such position.” If it is impossible to return the service person to his or her former position due to a service-incurred disability, or because the job’s requirements have been increased while the veteran was away, he or she is entitled to the nearest similar job he or she can perform. The employer must provide reasonable retraining.

EXHIBIT B

THE CODE REFERENCE LIST

I. WHO TO CONTACT TO REPORT SUSPECTED VIOLATIONS OF THE CODE, LAW, REGULATION OR COMPANY POLICY

SECTION	SITUATION	STEP(S) TO BE TAKEN
III.	To report any violation or suspected violation of the Code or any law, regulation, or other Company policy	Employees must report all observed or suspected violations either by:
A. Contacting management via the Company’s Ethics Help Line at ethics@bnymellon.com or calling:

• United States and Canada: 1-888-635-5662

• Europe: 00-800-710-63562

• Brazil: 0800-891-3813

• Australia: 0011-800-710-63562

• Asia: 001-800-710-63562 (except Japan)

• Japan: appropriate international access code + 800-710-63562

• All other locations: call collect to 412-236-7519

Employees may call the Ethics Help Line anonymously and calls to the ethics office are not identified with caller identification.

B. Notifying their manager, the Chief Compliance and Ethics Officer, the General Counsel or the Director of Human Resources who will each make every effort to maintain confidentiality.

C. If employees are uncomfortable contacting the Company directly, they may contact Ethics Point, an independent hotline provider, via the web at http://www.ethicspoint.com (hosted on Ethics Point’s secure servers and is not part of the Company web site or intranet) or by calling the Ethics Hot Line (Ethics Point) at:

• United States and Canada: 1- 866-294-4696

• Outside the United States dial the AT&T Direct Access Number for your country and carrier, then 866-294-4696

AT&T Direct Access Numbers by Country/Carrier

• United Kingdom: British Telecom 0-800-89-0011; C&W 0-500- 89-0011; NTL 0-800-013-0011

• India 000-117

• Brazil: 0-800-890-0288

• Ireland: 1-800-550-000; Universal International Freephone 00-800-222-55288

• Japan: IDC 00 665-5111; JT 00 441-1111; KDDI 00 539-111

• Australia: Telstra 1-800-881-011; Optus 1-800-551-155

• Hong Kong: Hong Kong Telephone 800-96-1111; New World Telephone 800-93-2266

• Singapore: Sing Tel 800-011-1111; StarHub 800-001-0001

D. Notifying the Non-Management member of the Board of Directors designated to receive complaints via mail addressed to: The Bank of New York Mellon Corporation, Church Street Station, P.O. Box 2164, New York, New York 10008-2164, Attn: Non-management Director, or via E-Mail sent to: non-managementdirector@bnymellon.com.

II. WHO TO CONTACT TO ASK QUESTIONS ABOUT THE CODE OR LAWS AND REGULATIONS

SECTION	SITUATION	STEP(S) TO BE TAKEN
ALL	To ask questions about the Code of Conduct	Employees should discuss questions with their manager or consult with the Chief Compliance and Ethics Officer.

Exhibit A	To ask questions about laws and regulations	Employees should discuss questions with their manager, or consult with the Chief Compliance and Ethics Officer or the General Counsel.

III. WHO TO CONTACT TO OBTAIN APPROVALS OR REPORT EVENTS AS REQUIRED BY THE CODE

Items noted with an “*” require employees to file their request or reports through CODE RAP. Employees without access to CODE RAP should consult with their manager for instructions on how to file.

It is important to note that, employees of certain lines of business, such as those employed by a broker dealer, may have further restrictions or employees based in countries outside of the United States may have laws that are unique to their location. Such employees must comply with the Company’s Code of Conduct, in addition to specific line of business policies and any laws or regulations specific to the country in which the employee works or does business.

SECTION	SITUATION	STEP(S) TO BE TAKEN
IV. A. 1	If you have received an offer for compensation from an outside party to direct business unfairly, as further outlined in the Company’s Policy on Gifts and Entertainment and Other Payments.	You must inform your manager who will then report the offer to the Chief Compliance and Ethics Officer. *

IV. A. 1	If you have received a gift or entertainment from current or prospective customers or suppliers/vendors of the Company that requires approval as further outlined in the Company’s Policy on Gifts and Entertainment and Other Payments.	You must inform your manager and request permission to retain the gift or partake of the entertainment. *

IV. A. 1	If you wish to present gifts or entertainment to a current or prospective customer or supplier/vendors that requires approval as further outlined in the Company’s Policy on Gifts and Entertainment and Other Payments.	You must inform your manager and request permission to present the gift or entertainment. *

IV. A. 2	If your personal or related interests or the interests of your Family Members could be considered a conflict of interest or potential conflict of interest with the interests of the Company.	You must report the circumstances surrounding such situation immediately, to your manager and to Human Resources. As an alternative, you can report this matter to the Chief Compliance and Ethics Officer via CODE RAP.

SECTION	SITUATION	STEP(S) TO BE TAKEN
IV. A. 2	If you have a personal relationship with another employee and a conflict has arisen or may be expected to arise.	You must report the circumstances surrounding such situation immediately, to your manager and to Human Resources. As an alternative, you can report this matter to the Chief Compliance and Ethics Officer via CODE RAP.

IV. A. 2	If you wish to exercise signing authority over any personal or business (for-profit or not-for-profit) account at the Company.	Restrictions exist in connection with such signing authority. You must comply with all restrictions and requirements outlined in the Company’s Policy on Employee Signing Authority. *

IV. A. 3	If you wish to act as a fiduciary (trustee, executor, etc.) for a Family Member or longstanding personal friend where there is no conflict or potential conflict of interest with the Company and no compensation is received.	No approval is required. However, if a conflict or potential conflict of interest exists and/or compensation is received, you may not serve as a fiduciary unless you have the written approval of the Chief Executive Officer and the Chief Compliance and Ethics Officer. Certain instances also require the approval of the Board of Directors or a subsidiary Board of the Company.

IV. A. 3	If you wish to act as a fiduciary (trustee, executor, etc.) in situations involving customers, prospects or other employees not addressed above.	You may not serve as a fiduciary unless you have the written approval of the Chief Executive Officer and the Chief Compliance and Ethics Officer.

IV. A. 3	If you wish to request permission to accept a bequest granted under the will or trust instrument of a customer other than a Family Member.	You must obtain permission from the Chief Compliance and Ethics Officer. *

IV. A. 4

If you request permission to:

•   Serve as an owner of any privately held for-profit business.

•   Serve as a director, trustee, officer, or partner of a for-profit business

•   Serve as a director, trustee, officer, or owner of a not-for-profit.

•   Accept other outside employment.

•   Accept a political appointment or become a candidate for elective office.

•   Retain compensation in connection with other situations.

You must comply with all restrictions and requirements outlined in the Company’s Policy on Outside Affiliations, Outside Employment and Certain Outside Compensation Issues. *

SECTION	SITUATION	STEP(S) TO BE TAKEN
IV. B. 2	In rare cases where it appears necessary for you to disclose your password.	You must notify your management. *

IV. B. 5	If you are unclear whether or not you are affected by Personal Securities Trading Rules or wish to determine whether specific transactions may be in violation of the Rules and Regulations on Insider Trading.	You must consult with the Chief Compliance and Ethics Officer.

IV. C. 2	If you are engaged by a competitor in discussion regarding pricing or pricing policy, costs, marketing or strategic plans, proprietary products, or other confidential information.	You must immediately abort such discussion, indicate your unwillingness to continue the conversation, and report the incident to the General Counsel. Consult with the Legal Division if you have any questions as to what is legal to do or discuss with a competitor.

IV. C. 3	If you wish to use the Company’s name, letterhead, business card or facilities in an endorsement of another entity or product for a situation not specifically addressed in the Code or other Company policies.	You must obtain the prior permission of Corporate Marketing *

IV. E. 5	If you perform a job that requires you to be registered, licensed or otherwise qualified by certain regulatory agencies and you cease to meet and/or maintain the required qualifications.	You must immediately report the circumstances surrounding this situation to your manager. *

IV. F. 1	If you believe you have been subject to discrimination or that an act of discrimination has occurred with respect to another employee.	You must report the perceived violation to your manager or, if appropriate, to the next level(s) of management or directly to your Human Resources Manager promptly. You may elect to submit this report on CODE RAP or you may also choose to make such report verbally or in writing. In any case, your report will be treated as confidential to the extent consistent with appropriate investigation and remedial action.

IV. F. 2	If you believe you have been subject to harassment or that an act of harassment has occurred with respect to another employee.	You must report the perceived violation to your manager or, if appropriate, to the next level(s) of management, or directly to your Human Resources Managers promptly. You may elect to submit this report on CODE RAP or you may also choose to make such report verbally or in writing. In any case, your report will be treated as confidential to the extent consistent with appropriate investigation and remedial action.

SECTION	SITUATION	STEP(S) TO BE TAKEN
IV. F. 3	If you have given or received a gift or entertainment to/from another employee which requires approval (please note there are no restrictions on gifts between Family Members).	Restrictions exist in connection with such gifts and entertainment between employees. You must comply with all restrictions and requirements outlined in the Company’s Human Resource policies. *

IV. F. 3	If you have given or received a loan to/from another employee.	Restrictions exist in connection with such loans. You must comply with all restrictions requirements outlined in the Company’s Policy on Loans from One Employee to Another. *

IV. G. 1	If you have been formally accused of, convicted of or have pleaded guilty to a felony, entered into a pre-trial diversion or similar program in connection with a prosecution for a felony or been subject to any order, judgment, decree or sanction by a regulatory agency.	You must immediately report such information in writing to the Director of Human Resources. You may utilize CODE RAP to submit this report if you choose.

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